CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended September 30, 2000 and 1999

	2000	1999

Cash flows from operating activities:
Net income	$471,452	$437,948
Adjustments to reconcile net income to net cash(used in)
provided by operating activities:
Depreciation and amortization	964,958	895,280
Gain on sale of marketable securities	(45,256)	(25,375)
Deferred income taxes	156,017	105,415

Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	573,226	(845,391)
Gas stored underground	(2,059,786)	1,405,077
Gas and appliance inventories	(4,543)	(52,583)
Prepaid expenses	(102,447)	84,180
Unrecovered gas costs	(1,362,394)	191,819
Prepaid income taxes	(14,291)	(311,380)
Deferred income tax asset	11,000	---
Deferred charges - pension and other	(649,702)	(198,012)
Other assets and long-term debt issuance costs	---	22,397
Increase (decrease) in:
Accounts payable	311,258	137,452
Customer deposit liability	7,860	---
Accrued general taxes	24,890	(53,178)
Supplier refunds due customers	25,814	198,131
Other liabilities and deferred credits	406,575	(157,923)
Net cash (used in) provided by operating activities	(1,285,369)	1,833,857

Cash flow from investing activities:
Purchase of securities available for sale	(135,362)	(172,719)
Investment in joint venture	(195,000)	---
Acquisitions of businesses, net of cash acquired	---	(600,907)
Capital expenditures, net of minor disposals	(674,773)	(1,150,718)
Net cash used in investing activities	(1,005,135)	(1,924,344)

Cash flows from financing activities:
Net borrowings (repayments) under lines-of-credit	3,010,359	(160,000)
Dividends paid	(598,000)	(598,000)
Borrowings under long-term debt agreements	299,000	916,666
Repayment of long-term debt	(369,607)	(146,818)
Net cash provided by financing activities	2,341,752	11,848
Net increase (decrease) in cash	51,248	(78,639)

Cash and cash equivalents at beginning of year	205,787	284,426

Cash and cash equivalents at end of year	$257,035	$205,787
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Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,287,100	$1,121,174
Income taxes	$480,600	$428,208
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Noncash investing and financing activities:
Acquisition of assets financed by seller	$ ---	$1,056,666
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See accompanying notes to consolidated financial statements.